Exhibit 10.7

EXECUTION COPY

SERVICES AGREEMENT

THIS SERVICES AGREEMENT is made as of October 6, 2003 (this “Agreement”) by and between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Purchaser”), and HPSC, INC., a Delaware corporation (“Initial Servicer”).

WHEREAS, Purchaser is acquiring a portfolio of payment and contract rights with respect to lease, loan and finance agreements with commercial customers of Initial Servicer, pursuant to the Purchase Agreement of even date herewith between Purchaser and Initial Servicer (the “Purchase Agreement”).

WHEREAS, Purchaser and Initial Servicer desire to enter into this Agreement pursuant to which Initial Servicer will provide certain services to Purchaser.

NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1.                                       Definitions.  Capitalized terms used herein, including in Exhibit A hereto, have the meanings assigned to them in the preamble to this Agreement, in the Purchase Agreement or as set forth below.

(a)                                  “Account Party Insurer” means any insurance company from time to time issuing one or more insurance policies to or for the benefit of any Account Party.

(b)                                 “Collection Account” means Account Number 50-272-485 at Deutsche Bank, New York, New York, which account is maintained and owned by Purchaser and as to which Deutsche Bank will comply solely with instructions originated by Purchaser with respect to the disposition of funds in the account.

(c)                                  “Customary Standard” has the meaning specified in Section 7.

(d)                                 “Law” shall mean any law, rule, regulation or governmental requirement of any kind of any Governmental Entity, and the rules, regulations, interpretations and orders promulgated thereunder.

(e)                                  “Liquidation Proceeds” means, with respect to a Non-Performing Account, proceeds from the sale or re-marketing of the Equipment relating to such Non-Performing Account, proceeds of any related insurance policy of any Account Party Insurer and any other recoveries with respect to such Non-Performing Account and the related Equipment, including, without limitation, any amounts collected as judgments against an Account Party or others related to the failure of such Account Party to pay any amount in respect of any Account Document or to return the Equipment, net of (i) any out-of-pocket fees and expenses reasonably incurred by Initial Servicer in enforcing or attempting to enforce, as agent for Purchaser, any relevant Account Document (including in the context of a Account Party bankruptcy) or in repossessing, repairing, refurbishing, preparing for sale or lease, liquidating or re-marketing such Equipment, (ii) amounts so received that are required to be refunded to the Account Party on such Account, and (iii) any Retained Payment Rights.

(f)                                    “Lockbox Account” shall mean, as of the date hereof, the lockbox account maintained by Initial Servicer with FleetBank, N.A.

(g)                                 “Lockbox Account Documents” shall mean the HPSC Securitization Escrow Agreement, dated as of December 10, 1998, and the Instrument of Adherence to the HPSC Securitization Escrow Agreement, dated October 6, 2003, executed by Purchaser.

(h)                                 “Initial Servicer Event of Default” means any one of the following events (whatever the reason for such Initial Servicer Event of Default and without regard to whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

(i)                                     failure on the part of Initial Servicer to remit to the Lockbox Account or the Collection Account any monies received by Initial Servicer and required to be remitted to the Lockbox Account or the Collection Account which failure continues unremedied for a period of 5 days from the date of receipt of such monies by Initial Servicer;

(ii)                                  except as provided in clause (i) above, a default on the part of Initial Servicer in its observance or performance in any material respect of the covenants or agreements in the Operative Documents which failure continues unremedied for a period of 30 days after notice is given to Initial Servicer by Purchaser;

(iii)                               if any representation or warranty of Initial Servicer made in the Operative Documents shall prove to be incorrect in any material respect as of the time made; or

(iv)                              an Event of Bankruptcy in respect of Initial Servicer.

(v)                                 Initial Servicer shall default beyond any period of grace provided therefor with respect to any principal of or interest on any indebtedness for borrowed money or in its obligations under a receivables financing with a principal amount in excess of $1,000,000, or any other breach or default (or other event or condition) shall occur under any agreement, indenture or instrument relating to any such indebtedness for borrowed money or receivables financing, if the effect of such breach or default (or such other event or condition) is to cause, or to permit the holder or holders of the indebtedness for borrowed money or receivables financing (or a Person on behalf of such holder or holders) to cause (upon the giving of notice, the lapse of time or both, or otherwise), such indebtedness for borrowed money or receivables financing to become or be declared due and payable or to require either a repurchase of receivables or a replacement of Initial Servicer as servicing agent for such receivables.

(i)                                     “Initial Servicer Insurance Policy” means any insurance policy issued or provided by any third-party insurer or any self-insurance arrangement in respect of Initial Servicer, relating to property, assets, activities or businesses of Initial Servicer.

(j)                                     “Non-Performing Account” means an Account (a) that has become more than ninety (90) days delinquent, (b) that has been accelerated by Initial Servicer in accordance with the applicable Account Documents and the customary and historic practices of Initial Servicer, (c) that Initial Servicer or Purchaser has determined to be uncollectible in accordance with its customary and historic practices, (d) with an Account Party in respect of which an Event of Bankruptcy has occurred and is continuing, or (e) a Default (as defined in the applicable Account Document) occurs for any other reason and such Default continues for ninety (90) days.

(k)                                  “Payment Date” means, as to any Payment, the third Business Day of the month which next succeeds the month in which such Payment is scheduled to be received by Initial Servicer.

(l)                                     “Residual Interest” means, as the context may require, the actual or anticipated residual interest of the Initial Servicer in respect of any Equipment.

(m)                               The following capitalized terms are defined in the sections of this Agreement identified below:

“Accessible Systems”	Exhibit A, Section 7(c)
“Management Services”	Section 2(a)
“Servicer Advance”	Section 12(c)
“Servicer Advance Deductions”	Section 12(c)
“Third Party Purchaser”	Section 12(d)
“Lockbox Account Sweep Date”	Section 12(b)

2.                                       Administration Services.

(a)                                  Management Services.  Initial Servicer shall process, administer and manage the Purchased Assets and provide the documentation and other services described on Exhibit A hereto or otherwise provided for in this Agreement (collectively, the “Management Services”).  Purchaser and Initial Servicer shall cooperate in good faith to develop and agree in writing to such additional procedures for the provision of the Management Services as may become necessary to more fully effectuate the terms of this Agreement.

(b)                                 Authorization.  Subject to the provisions of this Agreement, Purchaser hereby (subject only to Sections 10 and 11 hereof) appoints Initial Servicer as its agent and authorizes Initial Servicer to take any and all reasonable steps in its name and on its behalf as are necessary or desirable to collect all amounts due under the Purchased Assets, including, without limitation, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Purchased Assets and, after the delinquency of any Payment and to the extent permitted under and in compliance with applicable

Law, to commence proceedings with respect to enforcing payment thereof, all to the extent consistent with and in accordance with its customary procedures.  Purchaser shall furnish Initial Servicer with any powers of attorney and other documents necessary or appropriate to enable Initial Servicer to carry out the Management Services, and shall cooperate with Initial Servicer to the fullest extent in order to ensure the collectability of the Purchased Assets.

(c)                                  Modification of Account Documents.  Without the prior written consent of Purchaser, Initial Servicer shall not terminate, waive, amend or modify any material provision of any Account Document, except (i) as may be required by Law, and (ii) ministerial changes necessary in order to correct inaccurate or incomplete clauses or provisions (other than clauses and provisions related to the Payment Rights).

(d)                                 Obligations of Initial Servicer with Respect to Account Documents.  Initial Servicer will fulfill, and comply with, all obligations on Initial Servicer’s part to be fulfilled under or in connection with the Account Documents.  Initial Servicer will not take any action that would impair the rights of Purchaser in the Purchased Assets.

(e)                                  Cooperation.  Each party agrees to cooperate with the other in the enforcement, if necessary, of such other party’s rights under any Account Documents, whether in the form of litigation or other proceedings, as reasonably requested by such other party.  Purchaser shall be responsible for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) arising from or incurred in connection with such enforcement and shall promptly pay to Initial Servicer upon request all of Initial Servicer’s reasonable out-of-pocket costs and expenses relating thereto (including reasonable attorneys’ fees and costs).

3.                                       Notice of Initial Servicer Event of Default; Other Requested Information.  Initial Servicer shall deliver to the Purchaser:

(a)                                  Notice of Initial Servicer Event of Default.  Promptly upon becoming aware of the existence of any condition or event which constitutes an Initial Servicer Event of Default, or any event which, with the lapse of time and/or the giving of notice, would constitute an Initial Servicer Event of Default and which has not been waived in writing by Purchaser, a written notice describing its nature and period of existence and the action Initial Servicer is taking or proposes to take with respect thereto; and

(b)                                 Requested Information.  With reasonable promptness, any other data and information related to the Purchased Assets and the servicing thereof which may be reasonably requested from time to time.

4.                                       Maintenance of Insurance Policies.

(a)                                  In connection with its activities as servicer of the Purchased Assets, Initial Servicer agrees to present claims to the Account Party Insurer under any insurance policy applicable to any Purchased Asset, and to settle, adjust and compromise such claims, in each case (i) consistent with the terms of any relevant Account Document, (ii) after receiving notice of the occurrence of any material casualty event involving such

Equipment, and (iii) provided the applicable Account Party does not take such action on a reasonably timely basis.  Initial Servicer shall remit to the Lockbox Account, within two (2) Business Days of receipt, any Liquidation Proceeds received by Initial Servicer in connection therewith.

(b)                                 Initial Servicer shall obtain evidence from each Account Party of insurance to the extent required under the Account Documents, its customary procedures and the Customary Standard.

(c)                                  Purchaser shall not have any claim on account of, or direct or indirect interest in, any Initial Servicer Insurance Policy, or proceeds thereof.

5.                                       Compliance with Law.  Initial Servicer shall perform the Management Services and its other obligations under this Agreement in compliance with applicable Laws.  Initial Servicer’s duty under this Section 5 to comply with applicable Law shall not be limited by the procedures established and approved under this Agreement.

6.                                       Independent Contractor.  Initial Servicer  shall at all times be considered an independent contractor in the performance of the Management Services, and neither Initial Servicer nor any employee of Initial Servicer shall be considered an employee, partner or joint venturer of Purchaser.  Neither Purchaser nor Initial Servicer, nor any employee or agent of either of them, shall make any representation or statement to any Person that is inconsistent with this Section 6.

7.                                       Standard of Performance.  Initial Servicer shall perform the Management Services in a commercially reasonable manner and shall apply at least the same standard of care, diligence and prudence in such performance as it does with respect to its own account portfolios, and shall not discriminate against Purchaser in favor of any other Person, including Initial Servicer or any Affiliate of Initial Servicer, for whom it provides similar services (such standard, the “Customary Standard”).

8.                                       Maintenance of Systems.  Initial Servicer  shall exercise commercially reasonable efforts to at all times maintain or cause to be maintained such systems as are reasonably necessary to enable it to timely and fully perform the Management Services, including, without limitation, maintenance of computer hardware and software and appropriate information backup systems, and shall comply with the provisions of Exhibit A hereto with respect thereto.

9.                                       Audit and Information Rights.

(a)                                  Upon the request of Purchaser, during normal business hours and upon reasonable advance notice, and in such a manner as shall not unduly interfere with or interrupt the operation and conduct of Initial Servicer’s business, and subject to its customary security measures, Initial Servicer shall provide representatives of Purchaser (including its internal and external auditors) access to the books, records, files and papers, whether in hard copy or computer format, used or held for use by Initial Servicer in the provision of the Management Services, to permit an audit, at the expense of Purchaser, of the Management Services or any out-of-pocket costs required to be reimbursed to Initial Servicer by Purchaser pursuant to this Agreement.

(b)                                 In the event that Initial Servicer ceases to be a publicly reporting company for any period of time, Initial Servicer shall provide Purchaser, during such period, with (i) its unaudited quarterly consolidated balance sheet within forty-five (45) days of the end of each fiscal quarter, and (ii) its audited yearly consolidated balance sheet within ninety (90) days of the end of each fiscal year.

10.                                 Term of Agreement.  The term of this Agreement shall commence on the date hereof and shall continue for six (6) months unless this Agreement is earlier terminated pursuant to Section 11 below; provided that, upon not less than thirty (30) days prior written notice to Initial Servicer, Purchaser shall from time to time have the continuing option to extend and to re-extend the term until six (6) months after the last Account Document expires, such extensions to be on the same terms and conditions as set forth herein.  After the six-month term, with respect to any such extensions by Purchaser, Purchaser shall pay Initial Servicer monthly fees (the “Services Fee”) for the Management Services of $8,093 per month.  Upon the termination of this Agreement, Initial Servicer shall cooperate with Purchaser in effecting an efficient transition of the Purchased Assets, including without limitation transfer of copies of all material records, files, computer files and information in respect of any remaining Purchased Assets, and originals of any Account Document related to the Purchased Assets.  Upon termination of this Agreement and assumption of servicing responsibilities by Purchaser (or upon assumption of servicing responsibilities with respect to an Account by Purchaser pursuant to Exhibit A), (i) Purchaser will no longer accept payments from Account Parties (and if paid will return to such Account Parties) with respect to the amounts included in clause (b) of the definition of Retained Payment Rights, and (ii) Purchaser will promptly remit to Seller any other amounts constituting Retained Payment Rights.

11.                                 Termination.

(a)                                  Either Purchaser or Initial Servicer may terminate this Agreement due to any default in the performance by the other party of its material obligations under this Agreement, on written notice identifying in reasonable detail the cause for termination.   Such termination shall be effective without further action or notice by the terminating party thirty (30) days after the date of such notice, unless prior to the expiration of such 30-day period the default or other cause is cured or remedied.

(b)                                 Purchaser may terminate this Agreement upon the occurrence of an Initial Servicer Event of Default that is not cured, if a cure is available, within the applicable cure period.

12.                                 Purchased Assets; Application of Amounts Received; Servicer Advances.

(a)                                  All Purchased Assets are and shall at all times be the sole and exclusive property of Purchaser, and Initial Servicer shall not have or assert any Lien, claim or other right to, or interest in, such property of Purchaser.  Upon expiration or termination of this Agreement, the originals and all copies of such property of Purchaser shall be returned to Purchaser promptly, and Initial Servicer shall have no right to withhold such property of Purchaser for any reason, including, without limitation, any dispute, offset, counterclaim, recoupment, defense or other right that Initial Servicer might have against Purchaser;

provided, however, that Initial Servicer may at all times retain one copy of any documents and agreements, as may be necessary or appropriate for tax or audit purposes or as advised by counsel.

(b)                                 All Payments and other property received by Initial Servicer with respect to the Purchased Assets (other than in respect of Retained Payment Rights) shall be for the account of Purchaser, shall be deemed received and held in trust for Purchaser and, in respect of any Payments and other property received by Initial Servicer and not remitted by the applicable Account Party directly to the Lockbox Account, shall be remitted by Initial Servicer to the Lockbox Account on a date not later than two (2) Business Days following receipt of such Payment and/or other property by Initial Servicer.  Subject to Initial Servicer’s removal and refund rights described below in this Section 12(b), all Payments remitted to the Lockbox Account shall be swept from such Lockbox Account by Initial Servicer and deposited in the Collection Account on the date that is one (1) Business Day following the date of remittance of such Payments into the Lockbox Account (each such date, a “Lockbox Account Sweep Date”).  Except as expressly provided in Section 12(c), Initial Servicer shall not be entitled to set-off from amounts to be paid by Initial Servicer to the Lockbox Account under any provision of this Agreement any amounts purported to be owed by Purchaser or any of its Affiliates to Initial Servicer or any of its Affiliates.  For so long as this Agreement has not been terminated, all late charges shall be paid to Initial Servicer.  Initial Servicer shall provide the Settlement Report described in Exhibit A hereto and such other information regarding all Payments and other property remitted to the Lockbox Account on such remittance date as may be reasonably requested by Purchaser, including, without limitation, matching such Payments and other property to the corresponding Purchaser account number.

(c)                                  Initial Servicer agrees that, with respect to each Payment Date, Initial Servicer will remit to the Collection Account an amount equal to the Payments correlating thereto, whether or not Initial Servicer has received payment thereof from the related Account Party, which amount shall be deemed a full recourse loan by Initial Servicer to Purchaser (each such amount, being referred to herein as a “Servicer Advance”); provided, however, that Initial Servicer shall not be required to make any Servicer Advances in respect of an Account that is no longer being serviced by Initial Servicer under this Agreement.  Initial Servicer will make Servicer Advances in respect of any Account only in an amount up to the amount equal to three (3) monthly payments for such Account.  Servicer Advances will be repaid by Purchaser on the earliest to occur of the following: (i) the date on which a Payment is, or Payments are, as applicable, subsequently received by Initial Servicer from an Account Party which represent such Servicer Advance (and Initial Servicer may retain the same in satisfaction of Purchaser’s repayment obligation relating thereto, provided that any failure by Initial Servicer to retain or net out any such amount shall not impair any right of recourse by Initial Servicer against Purchaser for repayment of any Servicer Advance); (ii) the date on which the servicing contemplated herein in respect of the applicable Account is terminated; (iii) provided that Initial Servicer shall have paid Servicer Advances outstanding on such Account in an amount equal to three (3) monthly Payments, the next succeeding Payment Date (and if to be repaid on such date, the same may be netted out from Initial Servicer’s then scheduled remittance to the Collection Account, provided that any failure by Initial Servicer to retain or net out any such amount shall not impair any right of recourse by Initial Servicer against Purchaser for repayment of any Servicer Advance); and (iv) five (5) Business Days following the date on which Initial Servicer has determined such Account to be uncollectible in accordance with its customary and historic practices.  No termination of this Agreement shall reduce Purchaser’s obligations to repay all Servicer Advances.

(d)                                 If an Account Party remits to Initial Servicer amounts that are not immediately identifiable as Payments, and that are not immediately identifiable as payments in respect of any Retained Payment Rights, then Initial Servicer shall apply such amounts as follows:  first, to delinquent payments in the order such payments were due, and second, so long as all payments due are current, to Purchaser.

(e)                                  If Initial Servicer receives Liquidation Proceeds in respect of any Account, Initial Servicer shall apply such Liquidation Proceeds as follows: first, in respect of any delinquent amounts owed to Purchaser or Initial Servicer, second, to Purchaser to the extent of the amount of all other obligations with respect to such Account to Purchaser, and third, to Initial Servicer to the extent of its Residual Interest.

(f)                                    To the extent that Initial Servicer receives amounts relating to Taxes with respect to an Account, whether or not constituting part of the collections relating to such Account, Initial Servicer shall cause the same to be remitted to the relevant taxing authority in order to satisfy any valid, uncontested obligations in respect of such Taxes.  In addition, if any Account Party remits amounts relating to Taxes to the Lockbox Account, Initial Servicer shall at all times have the right, without further authorization or approval from Purchaser, to direct the bank with whom the Lockbox Account is established to remove the same from the Lockbox Account and pay such amounts to Initial Servicer, and Initial Servicer shall cause such amounts to be remitted to the relevant taxing authority in order to satisfy any valid, uncontested obligations in respect of such Taxes.  Purchaser agrees to execute such documents and agreements and to take such actions as the bank may reasonably request to effectuate the removal of such amounts from the Lockbox Account.

13.                                 Representations of Initial Servicer.  Initial Servicer hereby represents and warrants to Purchaser that:

(a)                                  Initial Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and carry on its business as now being conducted and to execute, deliver and perform this Agreement.

(b)                                 The execution and delivery by Initial Servicer of this Agreement have been duly authorized by all necessary corporate action on the part of Initial Servicer, and this Agreement has been duly and validly executed and delivered by Initial Servicer and constitutes the valid and binding obligation of Initial Servicer enforceable against Initial Servicer in accordance with its terms.

(c)                                  Neither the execution and delivery by Initial Servicer of this Agreement nor compliance by Initial Servicer with the terms and provisions thereof will conflict with or result in a breach of the provisions of Initial Servicer’s certificate of incorporation or bylaws, any loan agreement, mortgage, indenture, security agreement or other contract to which Initial Servicer is a party, or any law, regulation or order of any court or government or governmental agency or instrumentality.

14.                                 Representations of Purchaser.  Purchaser hereby represents and warrants to Initial Servicer that:

(a)                                  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and carry on its business as now being conducted and to execute, deliver and perform this Agreement.

(b)                                 The execution and delivery by Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(c)                                  Neither the execution and delivery by Purchaser of this Agreement nor compliance by Purchaser with the terms and provisions thereof will conflict with or result in a breach of the provisions of Purchaser’s certificate of incorporation or bylaws, any loan agreement, mortgage, indenture, security agreement or other contract to which Purchaser is a party, or any law, regulation, or order of any court or government or governmental agency or instrumentality.

15.                                 Late Payments.  If Initial Servicer fails to pay any amount that may become due to Purchaser hereunder on its due date, then (i) interest shall accrue thereon from the due date until paid in full at a rate equal to 18% per annum, and (ii) Initial Servicer shall reimburse Purchaser upon demand for any and all collection costs (including, without limitation, reasonable attorneys’ fees) incurred by Purchaser in connection with the enforcement of the Operative Documents.

16.                                 Notices.  All notices, consents and other communications under the Operative Documents shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, or (b) when successfully transmitted by telecopier to, the party for whom intended, at the address or telecopier number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice, provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt):

If to Initial Servicer:	HPSC, Inc.,
60 State Street
Boston, Massachusetts 02109
	Telephone:	(617) 720-7251
	Facsimile:	(617) 723-4786
	Attention:	Rene Lefebvre

With a copy to:	Dennis Townley
Day, Berry & Howard LLP
260 Franklin Street
Boston, MA 02110
	Telephone:	(617) 345-4771
	Facsimile:	(617) 345-4745

If to Purchaser:	GE Healthcare Financial Services
500 West Monroe
Chicago, Illinois 60661
	Telephone:	(312) 441-6966
	Facsimile:	(866) 252-2041
	Attention:	Mark Kuntze

with a copy to:	GE Healthcare Financial Services
20225 Watertower Blvd., Suite 300
Brookfield, Wisconsin 53045
	Telephone:	(262) 798-4611
	Facsimile:	(262) 798-4590
	Attention:	Carlos Carrasquillo,
General Counsel, Equipment Finance

17.                                 Miscellaneous.

(a)                                  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement.  This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

(b)                                 No amendment of this Agreement shall be effective unless in writing and signed by Initial Servicer and Purchaser.

(c)                                  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.  Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile by any person is intended to be its, her or his signature and shall be valid, binding and enforceable against such person.

(d)                                 This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and wholly performed within such state.

(e)                                  Each of the parties hereto hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York and to the jurisdiction of any other competent court of the State of New York.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the foregoing courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 16 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(f)                                    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that Purchaser may assign its rights hereunder to a Permitted Assignee without the consent of Initial Servicer.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

(g)                                 If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(h)                                 Neither party shall be responsible for delays or failure of performance resulting from acts of God, strikes, walkouts, riots, acts of war, acts of terrorism, epidemics, governmental regulations and power failure.

(i)                                     Each party shall be responsible for the payment of its own attorneys’ fees, expenses and any other costs incurred in connection with the negotiation and closing of the transactions contemplated by this Agreement and any other documents executed in connection herewith.

(j)                                     All representations, warranties and indemnities contained in this Agreement (and any other agreement delivered pursuant hereto), all of Purchaser’s obligations under Sections 11(b), 12(d), and 12(e) of this Agreement and all of Initial Servicer’s obligations under Sections 2(d), 5, 10, 12(a), 12(b), 12(d), 12(e), 12(f), and 15 of this Agreement shall survive the termination of this Agreement.

18.                                 Jury Trial Waiver.  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT

OR OTHER ATTACHMENT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

HPSC, INC.

By:	/s/ Rene Lefebvre
Its: CFO

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Gordon Olivant
Its: Managing Director